SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ]  Confidential, for Use of the
                                          Commission Only (as permitted
                                          by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   Interchange Financial Services Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:
            _______________________________________________

         2) Aggregate number of securities to which transaction applies:
            _______________________________________________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            _______________________________________________

         4) Proposed maximum aggregate value of transaction:
            _______________________________________________

         5) Total fee paid:
            _______________________________________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Formor Schedule and the date of its filing.

         1) Amount Previously Paid:
            _______________________________________________

         2) Form, Schedule or Registration Statement No.:
            _______________________________________________

         3) Filing Party:
            _______________________________________________

         4) Date Filed:
            ________________________________________________

Anthony D. Andora
Chairman of the Board

Dear Interchange Stockholder:

     On behalf of the Board of Directors and management of Interchange Financial Services Corporation, you are cordially invited to attend the 1999 Annual Meeting of Stockholders to be held at 3:00 p.m. on Thursday, April 22, 1999 at the Marriott Hotel, Garden State Parkway at I80 in Saddle Brook, New Jersey.

     The Notice of the Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. We have also enclosed a copy of the Company's Annual Report.

     In order to ensure that your shares are represented at the Annual Meeting, please promptly vote, date, sign and return your proxy for the meeting even if you plan to attend. You may vote in person at that time if you so desire.

     Thank you for your prompt attention to this important matter.


                                              Sincerely,

                                              /s/ Anthony D. Andora
                                              ______________________
                                              Anthony D. Andora


March 24, 1999

                   Interchange Financial Services Corporation
                              Park 80 West/Plaza II
                             Saddle Brook, NJ 07663
                                 (201) 703-2265


--------------------------------------------------------------------------------
                    Notice of Annual Meeting of Stockholders
                          To Be Held on April 22, 1999
--------------------------------------------------------------------------------


     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Interchange Financial Services Corporation (the "Company") will be held at 3:00 p.m. on Thursday, April 22, 1999 at the Marriott Hotel, Garden State Parkway at I80 in Saddle Brook, New Jersey to consider and act upon the following matters:

     1.   The election of five directors.

     2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1999.

     3. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

          The Company knows of no other business to be brought before the Annual Meeting.

     Stockholders of record at the close of business on March 22, 1999 are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The Company's Proxy Statement for the Annual Meeting accompanies this Notice and a form of proxy is enclosed herewith. You are requested to complete, sign and date the enclosed proxy card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed return envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.


                                    By Order of the Board of Directors

                                    /s/Benjamin Rosenzweig
                                    _______________________
                                    Benjamin Rosenzweig
                                    Secretary


Your vote is important. Please complete, sign, and return promptly the enclosed proxy in the postage-paid envelope provided even if you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting, you may then withdraw your proxy and vote in person, if you wish.


Saddle Brook, New Jersey
March 24, 1999

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
                                       of
                   INTERCHANGE FINANCIAL SERVICES CORPORATION

                              Park 80 West/Plaza II
                             Saddle Brook, NJ 07663


                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1999
--------------------------------------------------------------------------------


General

     This proxy statement and the accompanying proxy/voting card (proxy card) are being mailed beginning March 24, 1999, in connection with the solicitation of proxies by the Board of Directors of Interchange Financial Services Corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 3:00 p.m. on April 22, 1999 at the Marriot Hotel, Garden State Parkway at I80 in Saddle Brook, New Jersey and at any adjournment thereof. Proxies are solicited to give all stockholders of record at the close of business on March 22, 1999 (the "Record Date"), an opportunity to vote on matters that come before the Annual Meeting. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote on the proposal to elect five directors of the Company and to ratify the appointment by the Board of Directors of the Company's independent auditors for the year ending December 31, 1999.

     Proxies will be solicited by mail. Some directors, officers, and other employees of the Company may also solicit proxies in person and by telephone or otherwise. The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company will reimburse brokers and others who are record holders of its shares for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.


Voting Rights, Revocability of Proxies and Proxy Information

     The Company's common stock, no par value (the "Common Stock"), is the only class of voting security of the Company. As of the Record date, 7,210,237 shares of Common Stock were issued and outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote with respect to each matter properly brought before the Annual Meeting.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions thereon. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If no instructions are indicated, properly executed proxies will be voted for the election of the nominees for directors named herein and for ratification of auditors described herein. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed proxy will have the discretion to vote on such matters in accordance with their best judgment.

     A majority of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Abstentions and withholding of votes for directors will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (so-called broker non-votes) will not be counted as votes cast. Proxies marked as abstentions, withhold or as broker non-votes, however, will be treated as shares present for purposes of determining whether quorum is present.

     Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting. The affirmative vote of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company.

     A stockholder who grants a proxy pursuant to this solicitation retains the right to revoke it at any time before it is voted. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and at any adjournment thereof. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Benjamin Rosenzweig, Secretary, Interchange Financial Services Corporation, Park 80 West/Plaza II, Saddle Brook, New Jersey, 07663.


1.  Election of Directors

         (Item 1 on Proxy Card)

     The first item to be acted upon at the Annual Meeting is the election of five directors. The Company's Board of Directors currently consists of thirteen members. In accordance with the Company's Certificate of Incorporation, the Board is divided into three classes, each of which contains approximately one-third of the Board. Approximately one-third of the directors are elected annually. Directors of the Company are generally elected to serve for three-year terms or until their respective successors are elected and qualified.

     Unless contrary instruction is given, it is intended that the named proxies will vote in favor of each of the five nominees listed below.

     Each nominee for director and each continuing director also serves as director of Interchange Bank (the "Bank"), formerly known as Interchange State Bank, a subsidiary of the Company. If a nominee should become unavailable for any reason, which management does not anticipate, the proxy will be voted for a substitute or, if no substitute is selected, the number of directors may be reduced. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected, and no director, nominee or executive officer is related to any other director, nominee or executive officer by blood, marriage or adoption.


Nominees and Directors

Nominee to be elected Director for a term of one year expiring in 2000

RICHARD A. GILSENAN, age 81, is a Principal of Gilsenan & Company, LLP, a privately held real estate and insurance business. Mr. Gilsenan is the former Chairman of the Board of Jersey Bank for Savings which was acquired by the Company on May 31, 1998. He had served as Chairman of the Board of Jersey Bank for Savings since 1988. At the time of the acquisition, Mr. Gilsenan was appointed to the Board of Directors of the Company and the Bank until the 1999 annual meeting. He is a member of the Investment Committee and the Audit Committee.


Nominees to be elected Directors for terms of three years expiring in 2002

ANTHONY S. ABBATE, age 59, is President and Chief Executive Officer. Mr. Abbate has been a member of the Board of Directors of the Company since 1984 and the Bank since 1981. He is a member of the Executive Committee and the Corporate Planning and Finance Committee and serves ex-officio on all Committees.

ANTHONY R. COSCIA, age 39, is a partner and executive committee member of the law firm of Windels, Marx, Davies & Ives in New York and New Brunswick, New Jersey. He is currently serving in his second term as Chairman of the New Jersey Economic Development Authority. Mr. Coscia has been a member of the Board of Directors of the Company and the Bank since 1997. He serves on the Audit Committee, Oversight/Insider Committee and is an alternate member of the Executive Committee.

JOHN J.  ECCLESTON,  age 73, is a partner of R.D.  Hunter &  Company,  Certified
     Public Accountants. Prior to January 1995, he was Senior Partner of John J. Eccleston & Company, Certified Public Accountants. Mr. Eccleston has been a member of the Board of Directors of the Company since 1984 and the Bank since 1969. He is Chairman of the Audit Committee and a member of the Executive Committee, the Investment Committee, the Oversight/Insider Committee and Corporate Planning and Finance Committee.

ELEANORE S.  NISSLEY,  age 67,  is  President  of  Steffens  Realty  Company,  a
     commercial real estate brokerage firm, and she serves as Vice Chairperson of Hackensack Meadowlands Development Commission. Mrs. Nissley has been a director of the Company and of the Bank since 1992. She is a member of the Audit Committee, the Oversight/Insider Committee and the Nominating Committee and is an alternate member of the Executive Committee

Directors to continue in office for terms expiring in 2001

ANTHONY D. ANDORA,  age 68, is President  of Andora,  Palmisano & Geaney,  a law
     firm in Elmwood Park, New Jersey. Mr. Andora has been a member of the Board of Directors of the Company since 1984 and of the Bank since 1969. He is Chairman of the Board, the Executive Committee and the Nominating Committee. He is a member of the Corporate Planning and Finance committee and is ex-officio on all committees.

DAVIDR.  FICCA,  age 67,  retired  in  March  1988  from  his  position  as Vice
     Chairman, of Kidde, Inc, a multi-market manufacturing and service organization. He has been a Director of the Company since 1984 and of the Bank since 1983. He is a member of the Executive Committee, the Oversight/Insider Committee, the Corporate Planning and Finance Committee and the Compensation/Stock Option Committee.

NICHOLAS R. MARCALUS,  age 55, is President & CEO of Marcal Paper Mills, Inc., a
     manufacturer of paper products, in Elmwood Park, New Jersey, and serves as a board member of that organization. Mr. Marcalus has been a member of the Board of the Company and the Bank since 1997, and serves on the Compensation/Stock Option Committee, Investment Committee and is an alternate on the Executive Committee.

BENJAMIN  ROSENZWEIG,  age 73, is the  Senior  Executive  Partner  of Azco Steel
     Company, Saddle Brook, New Jersey, a nationwide steel distributor. He has been a member of the Board of Directors of the Company since 1984 and of the Bank since 1976 and is Secretary of the Board. He serves as a member of the Executive Committee, Compensation/Stock Option Committee, Oversight/Insider Committee and the Nominating Committee and is Chairman of the Investment Committee.

Directors to continue in office for terms expiring in 2000

DONALD L. CORRELL, age 48, is Chairman, President and CEO (since 1992) of United
     Water Resources, Inc. which is a holding company whose subsidiaries are active in public water supply, water-related services and real estate. Mr. Correll has been a member of the Board of Directors of the Company and the Bank since 1995 and serves on the Audit Committee, Nominating Committee, Corporate Planning and Finance Committee, and Compensation/Stock Option Committee and is an alternate member of the Executive Committee.

JAMESE. HEALEY, age 57 is Executive Vice President and Chief Financial Officer of Nabisco, Inc., a major international manufacturer of biscuits, snacks and premium grocery products and is also a certified public accountant. Mr. Healey has served in this position since 1997. Mr. Healey was formerly Vice President and Treasurer (since 1995) of CPC International, Inc. and Comptroller (since 1987). Mr. Healey has been a member of the Board of Directors of the Company and the Bank since 1993. He is Chairman of the Compensation/Stock Option Committee and serves on the Audit Committee, Corporate Planning and Finance Committee, Investment Committee and is an alternate member of the Executive Committee.

JEREMIAH F.  O'CONNOR,  age 65, is currently a principal  of NW Financial  Group
     (since 1996), a financial advisory firm. Mr. O'Connor was a formerly Managing Director of NatWest Financial Markets Group (since 1994). Mr. O'Connor has been a member of the Board of

     Directors of the Company since 1984 and the Bank since 1969. He is Vice Chairman of the Board. He is Chairman of the Oversight/Insider Committee and serves on the Executive Committee, Corporate Planning and Finance Committee, Nominating Committee and Compensation/Stock Option Committee.

ROBERT P.  RITTEREISER,  age 60, is  Chairman  and Chief  Executive  Officer  of
     Gruntal  Financial  Corporation,  an investment  services firm based in New
     York City. He is Chairman of Yorkville Associates Corp., a private investment and financial advisory concern formed in April 1989. He served as a Trustee of the DBL Liquidating Trust from April 1992 until April 1996. He also served as a Director in 1990, as Chairman in November 1992 and President and Chief Executive Officer from March 1993 until February 1995 of Nationar Inc., a banking services corporation.(1). He is director of Cendant Corporation, a travel, real estate and marketing services company and of Ferrofluidics, a provider of magnetic fluid products. He has been a Director of the Company and of the Bank since July 1989. He is Chairman of the Corporate Planning and Finance Committee and a member of the Compensation/Stock Option Committee, the Investment Committee, the Oversight/Insider Committee and the Executive Committee.

------------------
(1) On February 6, 1995, the Acting Superintendent of Banks of the State of New York filed a petition to take over the business of such corporation and the New York State Banking Department has since been liquidating the assets of such corporation.

     Each of the directors has held the same position or another position with the same employer during the past five year, unless otherwise indicated.


Board Committees, Meetings and Compensation

     The Company has an Audit Committee of the Board of Directors consisting of Mrs. Nissley, Messrs. Correll, Coscia, Eccleston (Chairman), Gilsenan and Healey. This committee reviews significant audit, accounting and other principles, policies and practices, the activities of independent auditors and of the Company's internal auditors, and the conclusion and recommendations of auditors and the reports of regulatory examiners upon completion of their respective audits and examinations. The committee met five times in 1998.

     The Compensation/Stock Option Committee administers management incentive compensation plans, including the Company's stock option plan. The committee makes recommendations to the Board with respect to compensation of directors and executive officers. The Committee, which met four times in 1998, consists of Messrs. Correll, Ficca, Healey (Chairman), Marcalus, O'Connor, Rittereiser and Rosenzweig.

     The Nominating Committee advises and makes recommendations to the Board concerning the selection of candidates as nominees for election as directors. The committee consists of Mrs. Nissley, Messrs. Andora (Chairman), Correll,
O'Connor and Rosenzweig and met once in 1998. The committee will consider nominations recommended by stockholders. In accordance with the Company's by-laws, such nominations, together with accompanying biographical material, must be in writing and should be addressed to the Secretary of the Board and must be received not later than January 2 of the year of the annual meeting of stockholders.

     In 1998, each director not employed by the Company was paid a retainer at an annual rate of $11,000, a fee of $150 for each board meeting attended, a fee of $125 for each executive committee meeting attended and a fee of $100 for attendance at other committee meetings. The Chairman of the Board, the Vice Chairman of the Board and Secretary of the Board received additional retainers of $17,000, $13,750 and $2,100, respectively, and directors who chair committees of the Board receive an additional retainer of $2,000 annually. A director who is an employee of the Company or any subsidiary receives no retainer or fees.

     During 1998, the Board of Directors of the Company and the Bank held 12 meetings each. All incumbent directors attended at least 75% of the aggregate meetings of such Boards of Directors and the committees of such Board of Directors on which they served which were held during fiscal year 1998.

     Directors, excluding directors who are employed by the Company, participate in a retirement benefit plan which entitles the director to receive upon retirement either (1) an amount equal to the annual retainer being paid directors (exclusive of additional amounts paid to the Chairman of the Board, the Vice Chairman of the Board, the Secretary of the Board and to committee chairmen) multiplied by his or her years of service on the board; or (2) an amount based on the cash surrender value of a life insurance or annuity contract purchased by the Company. The insurance policies or annuity contracts are owned by the Company and annual contributions of $5,000 are made by the Company for each director who has completed five years of service as a director. The Company's contribution increases by $1,000 for each year's service until it reaches $10,000 annually, the level at which it remains. Benefits to a director who retires after ten years of service are equal to the greater of (1) or (2) above. Any director who retires after completing at least five years, but less than ten years, of service are entitled to benefits only under (2) above.

Amount and Nature of Beneficial Ownership

     The following table sets forth information concerning the ownership of the Company's common stock as of February 28, 1999, for (a) certain beneficial owners known to the Company to own more than five percent of the Common Stock;
(b) each director and nominee for director; (c) each of the named executive officers (as defined in Note (1) of the Summary Compensation Table, herein) not listed as a director; and (d) all directors and executive officers as a group. Except as otherwise noted, the nominees, the directors and the executive officers or family members had sole voting and investment power with respect to such securities.

                                                             Beneficially     Deferral                          Percent
                          Name                                Owned           Plans (1)          Total         of Class
--------------------------------------------------------- --------------    -------------    -------------    -----------
                          (a)
Interchange State Bank Capital Investment Plan
Park 80 West/Plaza Two
Saddle Brook, NJ  07663. . . . . . . . . . . . . . .                             286,656          286,656            4.0 %

First Union Corporation
One First Union Center
Charlotte, NC  28288. . . . . . . . . . . . . . . . .           464,401 (2)                       464,401            6.4

                          (b)
Anthony S. Abbate. . . . . . . . . . . . . . . . . . .          176,762 (3)       19,350          196,112            2.7
Anthony D. Andora. . . . . . . . . . . . . . . . . . .          172,530                           172,530            2.4
Donald L. Correll . . . . . . . . . . . . . . . . . ..            5,822                             5,822              *
Anthony R. Coscia. . . . . . . . . . . . . . . . . . .            6,950                             6,950              *
John J. Eccleston. . . . . . . . . . . . . . . . . . .           82,423                            82,423            1.1
David R. Ficca. . . . . . . . . . . . . . . . . . . .            84,057                            84,057            1.2
Richard A. Gilsenan . . . . . . . . . . . . . . . . .            32,216                            32,216              *
James E. Healey. . . . . . . . . . . . . . . . . . . .           22,050                            22,050              *
Nicholas R. Marcalus. . . . . . . . . . . . . . . . .             2,000                             2,000              *
Eleanore S. Nissley. . . . . . . . . . . . . . . . . .           45,660                            45,660              *
Jeremiah F. O'Connor. . . . . . . . . . . . . . . . .            61,811                            61,811              *
Robert P. Rittereiser. . . . . . . . . . . . . . . . .           27,168                            27,168              *
Benjamin Rosenzweig. . . . . . . . . . . . . . . . . .          108,117                           108,117            1.5

                          (c)
Patricia D. Arnold . . . . . . . . . . . . . . . . . .            4,317 (4)       11,572           15,889              *
Frank R. Giancola. . . . . . . . . . . . . . . . . . .           26,208 (5)       19,234           45,442              *
Anthony Labozzetta . . . . . . . . . . . . . . . . . .            5,825 (6)        5,483           11,308              *
Nicholas Verdi. . . . . . . . . . . . . . . . . . . . .           1,000 (7)            -            1,000              *

                          (d)
Directors and executive officers as
   group (17 persons). . . . . . . . . . . . . . . . . .        864,916 (8)       55,639          920,555           12.7

---------------------------------------------------------

*    Does not exceed one percent of class.
1. Shares held in deferred compensation accounts to which individuals have sole power to vote but no investment powers.
2. Includes beneficial ownership of 369,847 shares to which First Union Corporation has sole power to vote and 94,554 for which it has shared power to vote. First Union Corporation has sole investment power for 361,978 shares and shared investment power for 94,554 shares.
3. Includes beneficial ownership of 29,161 shares which may be acquired upon the exercise of stock options exercisable within 60 days.
4. Includes beneficial ownership of 2,325 shares which may be acquired upon the exercise of stock options exercisable within 60 days.
5. Includes beneficial ownership of 16,465 shares which may be acquired upon the exercise of stock options exercisable within 60 days.
6. Includes beneficial ownership of 2,250 shares which may be acquired upon the exercise of stock options exercisable within 60 days.
7.   Nicholas Verdi joined the Company in October 1998 as Senior Vice President.
8. Includes beneficial ownership of 50,201 shares which may be acquired upon the exercise of stock options exercisable within 60 days, awarded under an employee incentive compensation plan.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent of the Company's common stock are subject to reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of and transactions in the Company's securities and furnish the Company with copies of all such reports they file. Based upon the copies of those reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 1998, were met in a timely manner by its executive officers, board members and greater than ten percent stockholders, with the exception of the late filing by Messrs. Andora, Correll, Coscia, Ficca, Marcalus, O'Connor, Rosenzweig and Labozzetta of one Form 4 each. Mr. Gilsenan was late in filing Form 3 and Mrs. Arnold and Messrs. Abbate, Giancola and Labozzetta filed Forms 5 late due to delays with respect to shares allocated to their accounts in the Capital Investment Plan ("401(k)") caused by administrative delays.


                           Summary Compensation Table
                          Annual Compensation                  Long-term Compensation
                     ------------------------------------------------------------------

                                                                           Other        Restricted                      All Other
Name and Principal                                                        Annual          Stock            Options     Compensation
Position (1)                    Year      Salary($)      Bonus($)      Compensation($)  Awards($)(3)    (No. of Shares)  ($) (2)
------------------------------- -----    ---------      ----------   ----------------- --------------  ---------------- --------

Anthony S. Abbate . . . . . . .  1998      315,000         99,225               -         119,700          11,500        61,309
 President and CEO               1997      300,000         86,250               -         112,500          12,000        49,581
                                 1996      287,000         61,700           3,687          80,211 (4)           -        53,823

Anthony Labozzetta . . . . . .   1998      120,000         37,800               -          27,000           4,000         4,066
 Executive Vice President and    1997      107,675         33,263          11,080          23,135           4,500         3,657
 Chief Financial Officer         1996       94,135         12,825               -               -           1,575         2,406

Frank R. Giancola . . . . . . .  1998      127,500         40,163               -           6,375           4,000         4,997
 Senior Vice President           1997      125,000         35,937             463           8,965           4,500         4,464
                                 1996      120,000         24,000               -           9,588               -         4,314

Richard N. Latrenta . . . . . .  1998      109,981         33,250                               -               -       108,846
 Senior Vice President           1997      127,000         36,512               -          21,800           4,500         4,524
                                 1996      122,000         24,400               -          15,252               -         4,374

Patricia D. Arnold . . . . . .   1998      106,667         34,650               -          18,700           4,000         4,187
 Senior Vice President           1997       91,862         17,238           3,330           6,104           4,500         3,040

---------------------------

(1)Includes the President and CEO and all other executive officers whose total annual salary and bonus exceeded $100,000 in 1997.

(2)Represents payments as shown below:

                                         Year     Abbate       Labozzetta      Giancola        Latrenta          Arnold
                                        ------- -----------   ------------   -------------   -------------    ------------

Amounts contributed to 401(k) plan      1998        5,433          3,551           4,216           3,168           3,514
                                        1997        4,800          3,230           3,750           3,810           2,756
                                        1996        4,500          2,201           3,600           3,660               -

Value of life insurance premium paid in 1998        4,500            515             781             678             673
     respect to coverage in excess of   1997        3,150            427             714             714             284
     $50,000                            1996        3,150            205             714             714               -

Contribution to life insurance          1998            - (6)          -               -               -               -
     policy/annuity contract            1997       10,000              -               -               -               -
                                        1996       10,000              -               -               -               -

Premium on disability policy            1998        7,614              -               -               -               -
                                        1997        7,287              -               -               -               -
                                        1996        6,963              -               -               -               -

Contribution to Supplemental Executives'1998       43,762 (6)          -               -               -               -
     Retirement Plan                    1997       24,344              -               -               -               -
                                        1996       29,210 (5)          -               -               -               -

Severance                               1998            -              -               -         105,000  (7)          -

-------------------------------------

(3) The unvested restricted stock awards granted, to date, (adjusted for the effects of a 5% stock dividend issued in 1996 and 3 for 2 stock splits granted in both 1997 and 1998), totaled 1,436, 25,803, 2,861 and 2,854 for
     Mrs. Arnold and Messrs. Abbate, Labozzetta and Giancola, respectively. The value of such awards at December 31, 1998, were $23,335, $419,299, $46,491 and $46,378, respectively. The value of these shares at the date of grant is reflected in the table above. The awards for Mrs. Arnold and Messrs. Abbate, Labozzetta, and Giancola vest in three years following the date of grant provided they do not terminate their employment during that period. Mr. Latrenta forfeited 3,641 shares upon the termination of his employment. Dividends will be paid on all restricted stock awards.

(4)  The  1996  restricted   stock  awards  for  Mr.  Abbate  includes   $22,804
     attributable to an adjustment to correctly reflect his achievement under the 1995 incentive plan.

(5) The 1996 contribution to the Supplemental Executives' Retirement Plan for Mr. Abbate includes adjustments of $3,420 and $4,381 for 1994, and 1995, respectively, attributable to the 401(k) portion of the Plan.

(6) In 1998, the Board of Directors amended the Supplemental Executives' Retirement Plan to provide Mr. Abbate with the retirement benefits he is entitled to as a member of the Board of Directors. The 1998 contribution to the Supplemental Executives' Retirement Plan includes the costs associated with the life insurance policy.

(7) Effective October 1, 1998, Mr. Latrenta's employment with the Company was terminated. Severance includes salary totaling $86,962, benefits totaling $2,538 and the value of his automobile totaling $15,500.


Stock Option Grants in Last Fiscal Year *

     The following table sets forth certain information concerning grants of stock options awarded to the named executive officers during the year ended
December 31, 1998. All options granted during the year were incentive stock options:

                                                                                               Potential Realized Value
                               Number of       % of Total                                        at Assumed Annual Rates
                               Securities       Options                                        of Stock Price Appreciation
                               Underlying      Granted to      Exercise or                         For Option Term (3)
                                Options       Employees in      Base Price      Expiration    ------------------------------
           Name               Granted (1)      Fiscal Year      ($/Sh) (1)       Date (2)           5%             10%
---------------------------  -------------- ----------------- ---------------  -------------- --------------- --------------

Anthony S. Abbate                   11,500             20.1%          $17.00     2/25/2009          $318,449       $507,077
Anthony Labozzetta                   4,000               7.0           17.00     2/25/2009           110,765        176,374
Patricia Arnold                      4,000               7.0           17.00     2/25/2009           110,765        176,374
Frank R. Giancola                    4,000               7.0           17.00     2/25/2009           110,765        176,374

---------------------------

* The grant of stock options presented in this table was made in early 1999 based upon 1998 performance criteria.
(1) The exercise price was based on the closing price of a share of the Company's stock on the date of grant as reported on the American Stock Exchange.
(2) Options are exercisable starting one year from the date of grant and become vested 1/3 each year from the grant date. Options expire if not exercised within 10 years of grant date.
(3) Pre-tax gain. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission in the proxy disclosure rules and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company's per share stock price would be $27.69 and $44.09 if increased 5% and 10%, respectively, compounded annually over the option term.

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values



                                                                    Number of Securities
                                                                   Underlying Unexercised             Value of Unexercised
                                                                    Options at Year End                In-the-Money Options
                               No. Shares                     ---------------------------------           at Year-end (3)
                               Acquired on       Value             Shares           Shares         ------------------------------
           Name                 Exercise      Realized (2)      Exercisable        Unexercisable    Exercisable     Unexercisable
---------------------------- ---------------- -------------   -----------------  ---------------   --------------  --------------
Anthony S. Abbate                     22,318      $257,550              25,161          12,000          $227,707               -
Anthony Labozzetta                     1,575        12,427                 750           6,787               188          $6,584
Patricia D. Arnold                       994         8,140                 825           5,287             6,509           6,209
Frank R. Giancola                      6,500        75,010              14,965           4,500           146,813               -
Richard N. Latrenta (1)               17,825       189,657                   -               -                 -               -

-----------------------------

(1) 7,638 option shares were forfeited by Mr. Latrenta upon termination of employment.
(2) Pre-tax gain. Amounts shown represent the difference between the stock option grant price and the market value of the stock on the date of exercise.
(3) Pre-tax gain. Value of unexercised in-the-money options based on the December 31, 1998 closing price of $16.25 as reported on the American Stock Exchange.


           PENSION PLAN AND SUPPLEMENTAL EXECUTIVES' RETIREMENT PLAN

     The Company, through its subsidiary bank, maintains a non-contributory defined benefit pension plan covering all eligible employees including Mrs. Arnold, Messrs. Abbate, Giancola, Labozzetta, Latrenta and Verdi. Retirement income is based on years of service under the Plan and, subject to certain limits, on final average compensation.

     Effective January 1, 1994, the Company adopted a Supplemental Executives' Retirement Plan (the "SERP"), a non-qualified plan intended to provide retirement income that would have been paid but for limitations imposed by the Internal Revenue Code under the qualified plan. In 1998, the Company amended the Plan to include the director related retirement benefits relating to Mr. Abbate's membership in the Board of Directors. Benefits under the SERP are paid from the general assets of the Company.

     The following table shows the annual benefits payable based on a range of average compensation (comprised solely of base salary) and years of future service at normal retirement date.

Pension Plan


            5-Year                       Years of Service at Normal Retirement Date
           Average       --------------------------------------------------------------------------
          Compensation         5             10              20             30              35
        ---------------  ------------   ------------    ------------   ------------    ------------
            $ 100,000        $ 5,849        $11,697        $ 23,394       $ 35,091        $ 40,940
              150,000          9,599         19,197          38,394         57,591          67,190
              200,000         13,349         26,697          53,394         80,091          93,440
              250,000         17,099         34,197          68,394        102,591         119,690
              300,000         20,849         41,697          83,394        125,091         145,940
              400,000         28,349         56,697         113,394        170,091         198,440

-------------------------

Footnotes:

1.   This Plan was effective January 1, 1993.
2. Benefits calculated are based on average compensation and total years of credited service at normal retirement date (up to a maximum of 35 years) from the later of (a) January 1, 1993 or (b) date of hire. The benefits above are inclusive of both benefits from the qualified defined benefit plan and from the defined benefit portion of the supplemental plan. Currently, the supplemental plan only covers Mr. Abbate.
3. Average compensation is the average of base salary over the five (5) consecutive calendar years producing the highest average.
4. The chart reflects a Social Security integration level based on the average age of the executive officer group, which was 45 years as of December 31, 1998.
5. Annual benefit is payable as a life annuity which is the normal form of retirement benefit for non-married participants. For married participants, the normal form of benefit is an actuarial equivalent joint and 50% survivor annuity.
6. At December 31, 1998, the estimated credited years of service for purposes of computing the retirement benefits under the Pension Plan and the SERP for the named executive officers are as follows: Mr. Abbate - 6 years; Mr. Labozzetta - 3 years; Mr. Giancola - 6 years; Mr. Latrenta - 6 years; and Mrs. Arnold - 6 years.

     The Company also maintains a Capital Investment Plan ("401(k)") covering all eligible employees. Retirement income is based on the value of each participant's account balance and is paid upon retirement, termination of employment, disability or death. The SERP also supplements the retirement benefits payable to certain participants under the 401(k). At present, only Mr. Abbate participates in the SERP. These benefits are intended to provide participants with an amount (plus earnings) that the Company would have contributed under the 401(k) as matching employer contributions and for fixed employer contributions (in excess of the amounts the Company actually contributed) but for certain limitations imposed by the Internal Revenue Code under the 401(k). The benefits under the SERP with respect to the 401(k) are to be paid in lump sum in cash at the same time as the distribution of a participant's account balance is made under the 401(k).

Compensation/Stock Option Committee Report on Executive Compensation

     The   Compensation/Stock   Option  Committee  is  responsible  for  setting
executive compensation and administering the Company's executive compensation programs and plans. The Committee reports regularly to the Board of Directors. During 1998, the Committee consisted of seven Directors who were not employees of the Company, and also, therefore, were not eligible to participate in such programs and plans.

     Compensation Strategy

     The objectives of this Committee are to attract and retain top quality executives and provide compensation programs designed to motivate and reward executives to achieve business goals that foster both the enhancement of long-term stockholder values through stock appreciation and dividend yield, and the long-term best interests of the organization. Compensation programs for executives are designed to link compensation to the performance of the Company and generally provide competitive compensation for executives at the mean pay level of peer group banks and other organizations of similar size, performance and geographic location. The committee utilizes professional surveys prepared by outside consultants focusing on compensation levels of the aforementioned peer group in order to assure competitiveness in its compensation programs. The compensation mix reflects a balance of cash awards, including incentive awards, and equity-based incentives. Annual cash compensation (base salaries and annual bonus) is established based on the achievement of corporate financial targets and individual performance. The Stock Option and Incentive Plan, approved by stockholders in 1998, is intended to function as the basis for fostering alignment of executive compensation with the interests of stockholders.

     The policies with respect to each of these compensation elements as well as the basis for determining the compensation level of executive officers, including the President and CEO, Mr. Abbate, are described below:

     Base salary

     Base salaries for executive officers are based on the salary ranges that are established by the Committee annually for each position. These position salary ranges are determined by evaluating the responsibilities and accountabilities of the position and comparing it with other executive officer positions in the market place on an annual basis. The base salary of each executive officer, including President and CEO, is reviewed annually and adjusted within the position range based upon a performance evaluation. Evaluations of other executive officers are submitted to the committee by the President and CEO. These evaluations, and an evaluation of the President and CEO by the committee, are reviewed and submitted together with the committee's recommendations to the full board for action. Salary increases are generally based upon the extent to which the executive is considered to have contributed to a furtherance of the Company's goals and/or met objectives specifically assigned to that individual.

     Annual Bonus

     The Management Incentive Plan is an incentive plan designed to reward key management employees for achievement of specific financial, individual and business results for the year. The specific financial targets are primarily based upon (i) the year-to-year increase in the Company's net after-tax earnings and (ii) achievement of target return on equity. The targeted goal is established annually through the budgeting process which is reviewed and approved by the board using input relating to performance opportunities for the year and the historical performance results of the Company. Individual and business results are pre-established targets for specific objectives relating to the executives' area of responsibility. An objective of the Management Incentive Plan is to relate a portion of the executives' compensation to the overall financial results of the Company for the year. The bonus for 1998 (paid in 1999) reflects the achievement in excess of 100 percent of the financial targets set in 1998. The Board reserves the right to award discretionary bonus awards in the event the financial target is either not met or is exceeded. No discretionary bonuses were paid in 1998. In so doing, the committee, among other matters, will take into account whether the Company, while not reaching its threshold target, has performed better on a comparable basis than its peers. In addition to the attainment of the earnings target, the level of the President and CEO's annual bonus award is also based upon performance related factors including various predetermined strategic objectives.

     A portion of the incentive compensation awarded to executive management is in the form of restricted stock. The restriction is for three years and is forfeitable upon termination of employment during that time period. In addition, executive officers were given the option to utilize their cash bonus to purchase two-year restricted, forfeitable stock at a twenty-five percent discount. The excess of market value over the purchase price is included in the summary compensation table as other annual compensation.

    Stock Option and Incentive Plan

     The Stock Option and Incentive Plan of 1997 (the "Plan") approved by stockholders, is designed to align stockholders' and executive officers' interests. The Plan is administered by the Compensation/Stock Option Committee and awards are determined by that committee. Stock options are granted on a discretionary basis with an exercise price equal to the price of a share of stock at the close of business on the date of the grant as reported by the American Stock Exchange. Stock options may be exercisable between one and ten years from the date granted. Such stock options provide a retention and motivational program for executives and an incentive for the creation of shareholder value over the long-term since their full benefit cannot be realized unless an appreciation in the price of the Common Stock occurs over a specified number of years.

     The Plan also provides for the issuance of incentive stock awards as determined by the Board of Directors of the Company. Certain key executives may be awarded incentive compensation in the form of 3-year restricted stock, which is forfeitable upon termination of employment during that time period. Key employees may also use their cash bonus to purchase two-year restricted stock at a twenty-five percent discount. This stock is forfeitable should they terminate their employment during that time period. Incentive stock awards are an important factor in attracting and motivating key executives who will dedicate their maximum efforts toward the advancement of the Company.

     A total of 637,875 shares were made available for option and incentive awards under the Plan of which 318,650 shares have been granted to date. Options granted in 1998 and those granted in 1999 as a result of 1998's performance are included in the summary compensation table.

     CEO Compensation

     The compensation of the President and CEO, Mr. Anthony S. Abbate, is reviewed by the Compensation/Stock Option Committee which presents its recommendations to the board for action. Mr. Abbate participates in the same plans as the other executive officers, including the base salary program, the annual Management Incentive Plan, the Stock Option Plan, and the staff benefit programs as outlined elsewhere in this Proxy Statement. Mr. Abbate also participates in the Supplemental Executives' Retirement Plan. Mr. Abbate receives no compensation for his duties as a director. The committee bases Mr. Abbate's compensation on the same criteria used for all executive officers with particular emphasis on the factors which will promote the Company's long-term growth, organization stability, and financial strength. Mr. Abbate's salary was at the third quartile of the 1998 salary range for his position and his annual cash bonus for 1998 performance was based upon achieving 113.0% of targeted financial goals for that year. Mr. Abbate continues to provide the Company and the Bank with exemplary leadership, vision and commitment, and strives to meet the long-term strategic goals.

                     Submitted by the Compensation/Stock Option Committee

                               James E. Healey, Chairman
                               Donald L. Correll
                               David R. Ficca
                               Nicholas R. Marcalus
                               Jeremiah F. O'Connor,
                               Robert P. Rittereiser
                               Benjamin Rosenzweig

                        FIVE-YEAR PERFORMANCE COMPARISON

     The graph below provides an indicator of cumulative total stockholder returns for the Company as compared with a Peer Group (1) and the AMEX Market Value Index.

                                                                Cummulative  Total Return
                                                      __________________________________________________
                                                      12/93    12/94    12/95    12/96    12/97    12/98
                                                      _____    _____    _____    _____    _____    _____

INTERCHANGE FINANCIAL SERVICES CORPORATION             100      103      152      194      356      301
PEER GROUP                                             100      109      150      191      314      343
AMEX MARKET VALUE                                      100       91      115      122      148      151


Assumes $100 invested on December 31, 1993,  in  Interchange  Common Stock,  the
AMEX Market Value Index and Peer Group Common Stock.

Total stockholder returns assumes reinvestment of dividends.

Footnote

1. The Peer Group is comprised of 20 banking institutions in Connecticut, New Jersey and New York with asset size of at least $250 million, but less than $1 billion, as of September 30, 1998 the most recently available information as reported in the SNL Quarterly Bank Digest of December 1998. The banking institutions included are: NMBT Corp. and New England Community Bancorp, (CT); Broad National Bancorp, Center Bancorp Inc., Greater Community Bancorp, Prestige Financial Corp., Ramapo Financial Corporation, Vista Bancorp and Yardville National Bancorp, (NJ); Arrow Financial Corporation, CNB Financial Corp., FNB Rochester Corp., First of Long Island Corporation, Iroquis Bancorp Inc., Letchworth Independent BS Corp., Premier National Bancorp, Inc., State Bancorp, Inc., Sterling Bancorp, Suffolk Bancorp and Tompkins County Trust Company (NY).

TRANSACTIONS WITH MANAGEMENT

     Officers and directors of the Company and their affiliated companies are customers of and are engaged in transactions with the Company and its subsidiaries in the ordinary course of business on substantially the same terms (including interest rates on loans, collateral and collectibility considerations) as those prevailing at the time for comparable transactions with other borrowers and suppliers.

     The following director is engaged in transactions with the Company and is expected to continue to transact such business in the future: Mr. Andora is a member of Andora, Palmisano & Geaney, a firm that renders various legal services to the Company and its subsidiaries. During 1998, Andora, Palmisano & Geaney received fees for legal services of $331,000, including $95,000 paid pursuant to retainer contracts and $157,000 representing fees for real estate matters, the bulk of which was reimbursed to the Bank by its customers.


2.   Ratification of Appointment of Independent Auditors

          (Item 2 on Proxy Card)

     Deloitte & Touche LLP served as the Company's independent auditors for the year ended, December 31,1998. The Board of Directors, upon recommendation of the Audit Committee, has again reappointed the firm of Deloitte & Touche LLP as the independent auditors to examine the Company's financial statements for the year 1999. Your directors recommend that stockholders vote FOR ratification of this appointment.

     Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.


3.   Other Matters

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the Annual Meeting should be presented, the persons named in the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the Annual Meeting should be presented, the named proxies will vote against consideration thereof or action thereon.

Submission of Stockholder Proposals

     Proposals intended for inclusion in the proxy statement for next year's annual meeting of shareholders must be in writing and must be received by the Secretary of the Company at Park 80 West/Plaza Two, Saddle Brook, NJ 07663, not later than December 24, 1999. To be considered for inclusion in the Company's proxy statement and form of proxy for the forthcoming annual meeting, a stockholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the Securities and Exchange Commission for stockholders proposal.

Other Information

     Consolidated financial statements of the Company and its subsidiaries are included in the Company's Annual Report to Stockholders for the year 1998. Additional copies of the Annual Report to Stockholders and the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained without charge from the Secretary of the Company, Park 80 West/Plaza Two, Saddle Brook, NJ 07663.

     The above notice and proxy statement are sent by order of the board of directors.

                                            Benjamin Rosenzweig,
                                            Secretary

Dated:   March 24, 1999

                                     (Front)


PROXY               INTERCHANGE FINANCIAL SERVICES CORPORATION
             Park 80 West, Plaza Two, Saddle Brook, New Jersey 07662

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jeremiah F. O'Connor, Benjamin Rosenzweig and Robert P. Rittereiser as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Interchange Financial Services Corporation held of record by the undersigned on March 22, 1999, at the annual meeting of stockholders to be held April 22, 1999, or any adjournment thereof.

1.   ELECTION OF DIRECTORS
     FOR all nominees listed below  |_|                WITHHOLD AUTHORITY  |_|
     (except as marked to the contrary below)          to vote for all nominees
                                                       listed below

     Anthony S. Abbate, Anthony R. Coscia, John J. Eccleston, Richard A.Gilsenan and Eleanore S. Nissley

(INSTRUCTION: To withhold authority to vote for an individual nominee write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------


                                     (Back)

(Continued from other side)

2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        |_| FOR      |_| AGAINST           |_| ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.


     Please sign  exactly as name appears  below.  When shares are held by joint
     tenants,   both  should  sign.  When  signing  as  an  attorney,   as
     executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       DATED: _____________________________________,1999

                       Signature________________________________________

                       Signature if held jointly _______________________

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.